UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 28, 2011

SANDY SPRING BANCORP, INC.
(Exact name of registrant as specified in its charter)

Maryland	000-19065	52-1532952
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

17801 Georgia Avenue, Olney, Maryland  20832
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code:  (301) 774-6400

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Gary Nakamoto was elected a director of Sandy Spring Bancorp, Inc. (the “Company”) at the regular meeting of the board of directors on September 28, 2011.  Mr. Nakamoto was appointed to the Compensation and Audit Committees.

Mr. Nakamoto, age 47, is the is the former Chairman of Base Technologies, a professional services firm (acquired by CA Technologies earlier this year) that specialized in information technology, outsourcing, and consulting located in McLean, Virginia.  He has recently formed The Nakamoto Group, LLC, a business consulting firm.

The Company issued a news release announcing the appointment of Mr. Nakamoto on September 29, 2011.  A  copy of the news release is included as Exhibit 99.1 to this report and is incorporated herein by reference.

Item 5.05.	Amendments to the Registrant's Code of Ethics, or Waiver of a Provision of the Code of Ethics.

(a)           On September 28, 2011, the Board of Directors of the Company amended and restated its existing Code of Business Conduct. The new Code of Business Conduct, among other things: (i) revises the means of reporting concerns or possible violations and emphasizes non-retaliation; (ii) incorporates the Company’s existing whistleblower policy and social media policy; (iii) expands the policy on acceptance of corporate gifts to include gifts to family members and to separately address meals and entertainment; (iv) expands the fraud policy to include intentional misrepresentation and to require ethical sales practices; and (v) expands the harassment policy to generally prohibit all forms of harassment, not just sexual harassment. The Code of Business Conduct is available on the Company’s corporate website at www.sandyspringbank.com under Investor Relations.

Item 9.01	Financial Statements and Exhibits.

Exhibits

Number	Description

99.1	Press Release dated September 29, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SANDY SPRING BANCORP, INC. (Registrant)

Date: September 29, 2011	By:/s/ Ronald E. Kuykendall
Ronald E. Kuykendall General Counsel and Secretary